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Exhibit 99.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2004

LANCER CORPORATION
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	0-13875 (Commission File Number)	74-1591073 (IRS Employer Identification No.)
6655 Lancer Blvd., San Antonio, Texas (Address of principal executive offices)		78219 (Zip Code)

Registrant's telephone number, including area code: (210) 310-7000

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

        On February 2, 2004 (after business hours) Lancer Corporation ("Lancer" or the "Company") received a letter from KPMG LLP ("KPMG") pursuant to which KPMG resigned from its position as the independent auditors of Lancer, effective immediately. A copy of the KPMG letter is attached to this Form 8-K as Exhibit 99.1.

Background: The Lancer Audit Committee Investigation.

        On May 19, 2003, a former employee of The Coca-Cola Company named Matthew Whitley filed the first of two lawsuits against Coke, alleging in part that a 2001 contract between Lancer and Coke was improper. The Audit Committee of the Board of Directors of Lancer commenced an investigation into these allegations in June 2003 and subsequently expanded its investigation to include two news articles published in July and August criticizing Lancer management and other accounting matters. The Audit Committee engaged a law firm and, later, Baker Botts L.L.P., to assist it in its investigation. These firms retained PriceWaterhouseCoopers LLP to assist them. The Audit Committee shared preliminary findings and conclusions with KPMG as the investigation progressed.

        During the investigation, KPMG advised Lancer that, until the investigation was complete and KPMG had an opportunity to review the completeness of the findings and the conclusions thereof, KPMG would be unable to complete its review of Lancer's consolidated financial statements for the second and third quarters of 2003. The interim financial statements contained in a Form 10-Q are required to have been reviewed under Statement of Auditing Standards 100 ("SAS 100") by an independent public accountant pursuant to Rule 10-01(d) of the Securities and Exchange Commission's Regulation S-X. Lancer therefore filed financial and other information for the second and third quarters without the SAS 100 reviews having been completed on a Form 8-K, filed with the Securities and Exchange Commission on December 5, 2003.

        On January 30, 2004, Lancer issued a press release announcing that the Audit Committee had concluded its investigation. This press release was included as an Exhibit to the Company's Form 8-K, filed on February 2, 2004.

KPMG's Resignation.

        Promptly after receiving the February 2, 2004 letter from KPMG, Lancer contacted The American Stock Exchange to disclose KPMG's resignation and discuss whether trading of the Company's common stock should be halted. Trading on the Company's common stock was then immediately halted.

        On February 4, 2004 KPMG sent a second letter addressed to Lancer. A copy of the letter is attached to this Form 8-K as Exhibit 99.2.

        The Lancer Audit Committee sent a letter to KPMG on February 5, 2004 asking KPMG for more information regarding KPMG's disagreements with the Company. A copy of the letter from Lancer to KPMG is attached to this Form 8-K as Exhibit 99.3.

        On February 7, 2004, KPMG sent a letter in response to the letter sent by Lancer. A copy of this letter is attached to this Form 8-K as Exhibit 99.4.

        In the letter sent to Lancer on February 4, 2004, KPMG states, in part:

  "As a result of the matters set forth in our letter dated February 2, 2004, pursuant to Section 10A of the Securities Exchange Act of 1934, KPMG LLP has concluded that we are no longer able to rely on management's representations and are unwilling to be associated with the financial statements prepared by management. Further, information has come to our attention that has caused us to conclude that the accounting for the Company's revenue recognition in connection with its sales of equipment to Coca Cola North America Fountain in the years ended

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  December 31, 2001 and 2002 is not correct. Accordingly, KPMG LLP hereby advises you that our report on the Company's Financial Statements should no longer be relied upon."

        It is the Company's understanding that KPMG's statement that "...information has come to our attention that has caused us to conclude that the accounting for the Company's revenue recognition in connection with its sales of equipment to Coca Cola North America Fountain in the years ended December 31, 2001 and 2002 is not correct" refers to the written contract between Lancer and Coke that was the subject of the Audit Committee investigation. This contract related primarily to reductions in the sales prices of new dispensing equipment and increases in the sales price of other models of dispensing equipment sold to Coke for the years 2001and 2002. In relevant part, this contract resulted in (1) Lancer's receipt of $633,747, which was accounted for as deferred revenue and recognized ratably as units of new model equipment were sold ($112,380 was recognized in 2001 and $521,367 was recognized in 2002), and (2) revenue to Lancer related to the price increases, which was recognized currently as the equipment was sold ($334,283 in 2001 and $703,930 in 2002). The contract also provided for price reductions on new models of equipment amounting to $191,566 in 2001 and $468,002 in 2002. Lancer believes that its accounting for this contract is appropriate.

        In the letter sent to Lancer on February 7, 2004, KPMG states, in part:

  "We have earlier advised Audit Committee counsel and you that we were not prepared to accept that certain investigative conclusions were supported by the facts set forth in the Audit Committee's report. We accordingly believe that the transmittal of such conclusions to shareholders in the Company's press release of January 30 and subsequent press statements constituted one of a series of failures to take timely and appropriate remedial actions and a likely illegal act."

  Lancer believes that the issuance of the press release and subsequent press statements were appropriate.

  Previous Reports on Lancer Financial Statements and Disagreements with the Auditors.

        The reports of KPMG on the financial statements of Lancer for each of the fiscal years ended December 31, 2001 and December 31, 2002 contained no adverse opinions or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of KPMG on the financial statements for Lancer for the fiscal year ended December 31, 2002 was modified as follows: "As discussed in Note 1 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities. The Company has also adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and other Intangible Assets," effective January 1, 2002." and the report of KPMG on the financial statements for Lancer for the fiscal year ended December 31, 2001 was modified as follows: "As discussed in Note 1 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities."

        Also, as stated in the February 4, 2004 letter, KPMG has advised Lancer that their reports for the Company's financial statements as of December 31, 2001 and December 31, 2002 and for the three years ended December 31, 2000, December 31, 2001 and December 31, 2002 should no longer be relied upon. Additionally, in the first quarter of 2003, Lancer resolved the Internal Revenue Services' challenge of the Company's deduction of its investment in Brazil. As a result, the Company reversed certain tax accruals in the first quarter of 2003, resulting in an income tax benefit included in continuing operations of $1.1 million. KPMG concurred with this initial accounting treatment, which was filed in Lancer's report on Form 10-Q for the first quarter of 2003, but in late 2003, advised Lancer that the classification of the reversal of certain tax accruals was incorrect, resulting in $0.7 million of the accruals related to the Brazilian operations to be reclassified as a tax benefit from

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discontinued operations. The reclassification has no effect on the net loss of $0.3 million, or $0.03 per share, as reported in the first quarter of 2003. The reclassification does, however, change the loss from continuing operations from $0.3 million, or $0.03 per share, to $1.0 million, or $0.11 per share. Loss from discontinued operations in the first quarter of 2003 changes from $29,000 or $0.00 per share, to income of $0.7 million, or $0.08 per share. Lancer has previously disclosed this information in a Form 8-K, filed with the Securities and Exchange Commission on December 5, 2003. Lancer intends to amend its first quarter report on Form 10-Q to reflect these changes.

        Except to the extent discussed above in this Form 8-K, for the fiscal years ended December 31, 2001 and December 31, 2002 and through the date of this report, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreement in its reports on the financial statements for such fiscal years. Nor, except to the extent discussed above in this Form 8-K, were there any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended December 31, 2001 and December 31, 2002 and through the date of this report. With respect to the matters discussed above in this Form 8-K, the Audit Committee has authorized KPMG to respond fully to inquiries of any successor accountant.

Other Information.

        Lancer has provided KPMG a copy of this Form 8-K and requested KPMG to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein, and, if not, stating the respects in which it does not agree. Lancer has requested that KPMG provide such letter as soon as possible, so that Lancer can file such letter as an Exhibit to this Current Report on an amended Form 8-K within ten (10) business days after the date this report is filed with the Securities and Exchange Commission.

        The Press Release issued by Lancer on February 3, 2004 announcing the resignation of KPMG as Lancer's independent auditors is attached as Exhibit 99.5 and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)
Not applicable.

(b)
Not applicable.

(c)
Exhibits.

99.1	Letter to Lancer Corporation from KPMG, LLP, dated February 2, 2004.
99.2	Letter to Lancer Corporation from KPMG, LLP, dated February 4, 2004.
99.3	Letter to KPMG, LLP from the Chairman of the Lancer Audit Committee dated February 5, 2004.
99.4	Letter to Lancer Corporation from KPMG, LLP, dated February 7, 2004.
99.5	Lancer Corporation Press Release dated February 3, 2004.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCER CORPORATION
Date: February 10, 2004	By:	/s/ CHRISTOPHER D. HUGHES Christopher D. Hughes President and Chief Operating Officer

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Exhibit 99.1

[KPMG LOGO]

KPMG LLP Suite 1200 300 Convent San Antonio, TX 78205	Telephone 210 227 9272 Fax 210 224 0126

February 2, 2004

Ms. Olivia F. Kirtley
Chair of the Audit Committee
Lancer Corporation
6655 Lancer Blvd.
San Antonio, TX 78219

Mr. Alfred A. Schroeder
Chairman of the Board of Directors
Lancer Corporation
6655 Lancer Blvd.
San Antonio, TX 78219

Dear Ms. Kirtley and Mr. Schroeder:

        Pursuant to Section 10A of the Securities Exchange Act of 1934 ("Section 10A"), KPMG LLP ("KPMG") has determined that the Audit Committee of Lancer Corporation (the "Company") has been adequately informed with respect to likely illegal acts that have come to the attention of KPMG (the "Illegal Acts"). As you know, these Illegal Acts have been the subject of special investigations conducted by the Audit Committee.

        KPMG has concluded, pursuant to Section 10A(b)(2), that these Illegal Acts will have a material effect on the financial statements of the Company; that the Company has not taken timely and appropriate remedial actions with respect to the Illegal Acts; and that the Company's failure to take such timely and appropriate remedial actions warrants KPMG's resignation as the Company's independent auditor.

        Accordingly, effective immediately, KPMG resigns as the Company's independent auditor.

        Section 10A requires the Company to inform the Securities and Exchange Commission (the "Commission") by notice not later than one business day after the receipt of this report that the board of directors has received this report by KPMG. Section 10A further requires that the Company furnish to KPMG a copy of the notice to the Commission. Please furnish us with a copy of the Company's notice to the Commission of the Company's receipt of this letter by the close of business on February 3, 2004.

Very truly yours,
/s/ KPMG LLP KPMG LLP

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Exhibit 99.2

[KPMG LOGO]

KPMG LLP Suite 1200 300 Convent San Antonio, TX 78205	Telephone 210 227 9272 Fax 210 224 0126

February 4, 2004

Ms. Olivia F. Kirtley
Chair of the Audit Committee
Lancer Corporation
6655 Lancer Blvd.
San Antonio, TX 78219

Mr. Alfred A. Schroeder
Chairman of the Board of Directors
Lancer Corporationv 6655 Lancer Blvd.
San Antonio, TX 78219

Dear Ms. Kirtley and Mr. Schroeder:

        We have audited the consolidated financial statements of Lancer Corporation (the "Company") as of December 31, 2002 and 2001, and for the three years ended December 31, 2002, 2001, and 2000 ("Financial Statements") and issued our auditors' report thereon dated February 26, 2003 (the "Report").

        As a result of the matters set forth in our letter dated February 2, 2004, pursuant to Section 10A of the Securities Exchange Act of 1934, KPMG LLP has concluded that we are no longer able to rely on management's representations and are unwilling to be associated with the financial statements prepared by management. Further, information has come to our attention that has caused us to conclude that the accounting for the Company's revenue recognition in connection with its sales of equipment to Coca Cola North America Fountain in the years ended December 31, 2001 and 2002 is not correct. Accordingly, KPMG LLP hereby advises you that our report on the Company's Financial Statements should no longer be relied upon.

        We request that you advise those persons who have received a copy of the Report, and who you believe are relying on the Financial Statements and the related Report, or who are likely to rely upon the Financial Statements and the related Report, of our notification to you that the Financial Statements and related Reports should no longer be relied upon. We request that you supply us with copies of any notifications you make pursuant to the request in this paragraph.

Very truly yours,
/s/ KPMG LLP KPMG LLP

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Exhibit 99.3

[LANCER LOGO]

www.lancercorp.com

February 5, 2004

6655 Lancer Boulevard
San Antonio, TX 78219
210-310-7000
FAX 210-310-7252

KPMG LLP
Suite 1200
300 Convent
San Antonio, TX 78205

Dear KPMG:

        I have received your letters dated February 2 and February 4, 2004 announcing your resignation as the auditors of Lancer Corporation. (As you know, we notified the SEC of your resignation the day after our receipt of your first letter.) Now we are preparing our Form 8-K filing, in which we must describe your disagreements with Lancer's financial statements. Your two letters do not give us enough information to describe your disagreements. Would you please specify:

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  what are the "illegal acts" that you refer to in your February 2 letter?

  •
  what will be the material effect of these illegal acts on Lancer's financial statements?

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  what specific "accounting for revenue recognition in connection with sales of equipment to Coca-Cola North America Fountain in 2001 and 2002" is "not correct"? If this a reference to the buydown agreement, then which aspect of the accounting for the buydown agreement is not correct?

        We have to file our Form 8-K on Tuesday, February 10, 2004. Please send me your substantive response to these questions not later than the end of business on Friday so that we can draft our Report and still give you the required business day to tell us whether you agree or disagree with our Form 8-K.

Sincerely,
/s/ OLIVIA F. KIRTLEY Olivia F. Kirtley Chairman Audit Committee of the Board of Directors of Lancer Corporation

Exhibit 99.4

[KPMG LOGO]

KPMG LLP Suite 1200 300 Convent San Antonio, TX 78205	Telephone 210 227 9272 Fax 210 224 0126

February 7, 2004

Ms. Olivia F. Kirtley
Chair of the Audit Committee
Lancer Corporation
6655 Lancer Boulevard
San Antonio, TX 78219

Dear Ms. Kirtley:

        This is in response to your letter of February 5 in which you present three issues in connection with the anticipated filing of the Form 8-K of Lancer Corporation (the "Company").

        As to the first issue, we refer you back to our letter of February 2 in which we told you that the likely illegal acts are those that "have been the subject of special investigations conducted by the Audit Committee."

        As to the second issue, we refer you to your investigative report and to the provisions as to materiality set forth in section 10A(b)(1)(A)(ii) of the Securities Exchange Act of 1934.

        As to the third issue, we refer you back to our letter of February 4 in which we told you that "the accounting for the Company's revenue recognition in connection with its sales of equipment to Coca-Cola North America Fountain in the years ended December 31, 2001 and 2002 is not correct." While there may be additional accounting issues suggested by the Audit Committee report, we have not at present been able to draw a conclusion as to those.

        We have earlier advised Audit Committee counsel and you that we were not prepared to accept that certain investigative conclusions were supported by the facts set forth in the Audit Committee's report. We accordingly believe that the transmittal of such conclusions to shareholders in the Company's press release of January 30 and subsequent press statements constituted one of a series of failures to take timely and appropriate remedial actions and a likely illegal act.

Very truly yours,
/s/ KPMG LLP KPMG LLP

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Exhibit 99.5

News Release

Lancer Reports Resignation of KPMG LLP as Its Auditors

        SAN ANTONIO, TEXAS, February 3, 2004. Lancer Corporation (AMEX:LAN) reported today that KPMG LLP has resigned as Lancer's independent auditors. In addition, KPMG has orally informed Lancer's Audit Committee that it intends to withdraw its audit opinions for the years 2000, 2001 and 2002. Lancer's Audit Committee has commenced a search for new auditors.

        In a letter delivered to Lancer at 9:44 PM EST on February 2, 2004, KPMG stated, pursuant to Section 10A of the Securities Exchange Act of 1934, that it has determined that the Audit Committee of Lancer has been adequately informed with respect to likely illegal acts which have come to the attention of KPMG (the "Illegal Acts") and have been the subject of the previously-announced independent investigation by the Audit Committee, and that KPMG concluded, pursuant to Section 10A(b)(2) of the Securities Exchange Act, that these Illegal Acts will have a material effect on the financial statements of the Company; that the Company has not taken timely and appropriate remedial actions with respect to the Illegal Acts; and that the Company's failure to take such timely and appropriate remedial actions warrants KPMG's resignation as the Company's independent auditor. KPMG's letter did not specifically identify any of these purported likely Illegal Acts.

        As previously announced in a news release dated January 30, 2004, and filed with the Securities and Exchange Commission as part of a Form 8-K on February 2, 2004, the Audit Committee of the Board of Directors concluded its independent investigation after receiving the report of its independent counsel engaged to investigate these allegations, Baker Botts L.L.P., and their accounting advisors in the investigation, PricewaterhouseCoopers LLP. The independent investigation explored (1) the allegations concerning Lancer raised by state and federal lawsuits filed in Atlanta, Georgia against The Coca-Cola Company by former Coca-Cola employee, Matthew Whitley, and (2) allegations raised last summer in two newspaper articles related to Lancer's senior management and certain accounting matters.

        The January 30, 2004 news release also announced that KPMG had not concluded its review of certain financial information contained in Lancer's Form 10-Q for periods ending June 30, 2003 and September 30, 2003 and that it was not known when KPMG's reviews would be complete. At that time, the Audit Committee stated that "the investigation did not identify or develop evidence sufficient for the Audit Committee to conclude that any members of Lancer's management engaged in any intentional misconduct in connection with the matters under investigation, nor did it identify or develop evidence sufficient to support the allegations regarding accounting irregularities." The announcement also stated that "the Audit Committee has made its report and recommendations to the board of directors, and the Board has determined to take certain remedial actions, along with certain actions to strengthen Lancer's controls and corporate governance policies and practices."

        Lancer will file a current report on Form 8-K with the United States Securities and Exchange Commission to report the resignation of KPMG within five (5) business days of receipt of the resignation letter, as required by SEC regulations.

        This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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  Exhibit 99.1
SIGNATURES
News Release Lancer Reports Resignation of KPMG LLP as Its Auditors